Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CERADYNE, INC.,

a Delaware corporation

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

CERADYNE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 13, 1987; and a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 28, 1987.

2.    At a meeting of the Board of Directors of the Corporation resolutions were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at the 2003 annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 4 of the Restated Certificate of Incorporation of this corporation be amended to read in its entirety as follows:

“ARTICLE 4 – AUTHORIZED CAPITAL

The total number of shares of capital stock which this Corporation has the authority to issue is 18,000,000. All such shares are of one class and are Common Stock, $0.01 par value per share.”

3.    The foregoing amendment of the Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation at the annual meeting of stockholders held on July 28, 2003, in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Ceradyne, Inc. has caused this Certificate of Amendment to be signed by Joel P. Moskowitz, its duly authorized President and Chief Executive Officer, and attested by Jerrold J. Pellizzon, its duly authorized Chief Financial Officer and Corporate Secretary, this 28th day of July 2003.

CERADYNE, INC., a Delaware corporation

By:	/s/ Joel P. Moskowitz

Joel P. Moskowitz, President and Chief Executive Officer

ATTEST:

By:	/s/ Jerrold J. Pellizzon

Jerrold J. Pellizzon, Chief Financial Officer and Corporate Secretary